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MAILED TO SHAREHOLDERS ON OR ABOUT JULY 16, 2001

WINLAND ELECTRONICS, INC.
1950 Excel Drive
Mankato, Minnesota 56001 U.S.A.
www.winland.com

July 16, 2001

Dear Fellow Shareholder:

THE FUTURE OF YOUR INVESTMENT IS AT STAKE

    We recently sent you proxy materials in connection with a Special Meeting of Winland shareholders demanded by a dissident shareholder. Dyna Technology, Inc., a company wholly owned by Ralph I. and Nola D. Call, wants to remove without cause all of the current members of your Board of Directors and to replace them with their own hand-picked slate. The Board of Directors unanimously opposes the Dyna Technology proposal as not in the best interests of shareholders, and urges you to vote AGAINST it by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. (You should simply discard any Blue proxy card you may receive from Dyna Technology.)

    In this letter, we want to reacquaint you with the facts about Winland—its past growth and its future direction—so that you can make an informed decision about this important vote. We are confident that you, too, will choose to protect the value of your investment and vote AGAINST the Dyna Technology proposal.

Winland's Sterling Reputation

    As you know, over the past 19 years, Winland has evolved from a very small, Mankato, Minnesota-based company supplying farms and businesses with electronic sensors and alarms to an increasingly diversified manufacturer of both electronic controls and assemblies for OEM customers and a manufacturer of proprietary products. Sales, in the most recent fiscal year, reached $19.5 million. The company's 107 employees produced over 750,000 electronic controls and assemblies sold to customers in the U.S. and around the world.

    In the mid 1990s, Winland expanded its manufacturing and design capabilities and achieved a 40% annual growth rate. Its stock began trading on the Nasdaq small cap market in that period. By the late 1990s, Winland became recognized for its expertise as a specialist in designing, engineering and producing high quality electronic controls, achieving the coveted ISO 9001 registration. Winland was named a finalist in 1999 for the technology company of the year presented by Minnesota Technologies. Regional business magazines Corporate Report and CityBusiness recognized the company's rapid growth, and Deloitte & Touche also named Winland as one of the fastest growing Minnesota technology companies. Winland is a showplace and a benchmark for other manufacturing companies who pay for tours and seminars demonstrating its continuous flow manufacturing process and inventory replenishment system.

Improved Financial Reporting and Corporate Governance; Stronger Management

    During this rapid growth decade, Winland also took significant steps to improve its financial reporting and corporate governance. In the late 1990s, the Board replaced a local auditing firm with McGladrey & Pullen, Inc., one of the nation's largest independent auditing firms, and established an audit committee that consists of non-employee directors only, consistent with new rules of the American Stock Exchange and the Securities and Exchange Commission. Currently, only one out of five of the company's directors is a Winland employee. Finally, to create more liquidity for its stock and more recognition in the financial community, the Company listed its common stock on the American Stock Exchange in January of 2000.

    Recent changes in key executive positions have strengthened our management team. In June 2000, we hired Jennifer Thompson, CPA, currently our Chief Financial Officer. Consistent with the Board's plan for orderly succession in the office of CEO, the Board elected Lorin Krueger as President in 1999 and then CEO in June 2001 upon the retirement of former CEO W. Kirk Hankins.

Your Board of Directors—Making Tough, Strategic Choices

    While we have been disappointed by our stock performance under the recent, difficult market conditions, we strongly believe that it is your current Board that is best positioned to return the company to more balanced growth and profitability.

    The Board has taken an active, strategic stance towards working with Mr. Krueger and the management team to build a strategic plan that preserves Winland's strong position in the OEM contract market and wins new business within the huge, broader Electronics Manufacturing Services market. For example, in a quest to strengthen profit margins and to utilize the wealth of know-how developed through the OEM design and manufacturing services, a new line of DC Motor Controllers was released and is being sold and sampled to the market. The company has also produced and delivered GPS antennas to one of its major customers and expanded its design understanding of GPS controllers to add this expertise to target market segments. Our development, sales and marketing investments in these new products are already producing requests for quotations from existing and potential new customers. In addition, in the last twelve months we have adopted measures which are expected to reduce fixed costs by approximately $780,000 annually.

    In summary, we submit to you that in Winland, we have built a company with an impressive track record, excellent products and reputation in the marketplace—one with a sound strategic plan to weather the current economic and market situation and to regain its growth momentum. Your current Board of Directors, predominately non-employee, independent members, have been making necessary changes and tough decisions and are committed to continue to build the company and its value.

    Ask yourself who you trust most to protect and build the value of your investment: your current Board of Directors, armed with the strength of its experience with your company and the industry, and committed to building value for all shareholders, or an unproven collection of Mr. and Mrs. Call's hand-picked nominees. Once you have carefully considered the facts, we are confident that you will vote to protect the value of your investment—and vote AGAINST Dyna Technology's proposal. Please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope today.

Thank you for your support.

Sincerely,

S. Robert Dessalet
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT

    Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign, date and return the enclosed WHITE proxy card TODAY to ensure that your vote is represented at the Meeting.

    If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE AT 1-888-750-5834

Cautionary Statements
Certain statements contained in this letter and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. The statements included in this letter with respect to investments in new, proprietary products and anticipated results of such investments are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that new products will not achieve market acceptance, that costs of production may be higher than expected or that sales prices may be lower than expected. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

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MAILED TO SHAREHOLDERS ON OR ABOUT JULY 16, 2001 WINLAND ELECTRONICS, INC. 1950 Excel Drive Mankato, Minnesota 56001 U.S.A. www.winland.com
THE FUTURE OF YOUR INVESTMENT IS AT STAKE
YOUR VOTE IS IMPORTANT
INNISFREE M&A INCORPORATED TOLL-FREE AT 1-888-750-5834